Exhibit 99.1

ADC Therapeutics Announces Abstracts at the 68th ASH Annual Meeting Highlighting Breadth of ZYNLONTA® Clinical Program

ZYNLONTA data to be featured across 5 oral presentations and multiple posters

Phase 1b LOTIS-7 abstract data demonstrates an 88.7% ORR and 75.3% CR with ZYNLONTA plus glofitamab across the 97 efficacy-evaluable r/r DLBCL patients

Phase 2 marginal zone lymphoma IIT abstract shows robust and durable 93% ORR and 74.4% CRR with ZYNLONTA monotherapy

Company to host conference call today at 4:15 p.m. EST

LAUSANNE, Switzerland, November 4, 2026 -- ADC Therapeutics SA (NYSE: ADCT), a commercial-stage global leader and pioneer in the field of antibody drug conjugates (ADCs), today announced new and updated data from the ZYNLONTA® (loncastuximab tesirine-lpyl) clinical program will be shared across multiple abstracts, including five oral presentations, at the 68th American Society of Hematology (ASH) Annual Meeting taking place December 12–15, 2026, in New Orleans, Louisiana.

Across the presentations, the data provide additional insight into the depth and durability of response observed with ZYNLONTA across multiple B-cell lymphomas and treatment settings, including in difficult-to-treat patient populations. Oral presentations include expanded LOTIS-7 data evaluating ZYNLONTA in combination with glofitamab (COLUMVI®) in r/r DLBCL and updated data evaluating ZYNLONTA in r/r marginal zone lymphoma (MZL), as well as full results from the Phase 3 LOTIS-5 r/r DLBCL study and data from investigator-initiated trials in r/r mantle cell lymphoma (MCL) and r/r Waldenström macroglobulinemia (WM).

“We are pleased by the breadth of the ZYNLONTA clinical program and the growing body of evidence showcased through multiple presentations at ASH,” said Mohamed Zaki, MD, PhD, Chief Medical Officer of ADC Therapeutics. “We are particularly encouraged by the strength of the updated LOTIS-7 data and the marginal zone lymphoma IIT data, which are both highly differentiated and continue to show deep and durable efficacy with manageable safety.”

“We believe the emerging data from LOTIS-7 and MZL reinforce the best-in-class potential of ZYNLONTA in these settings and support our pursuit of an expanded role in treating these B-cell malignancies through potential compendia and regulatory pathways,” said Ameet Mallik, Chief Executive Officer of ADC Therapeutics. “ASH provides an important opportunity to engage with the hematology community on these findings and discuss plans to advance the clinical program, including planned Phase 3 studies. Through ZYNLONTA, we remain focused on delivering meaningful outcomes for patients in need while driving long-term value for our shareholders.”

Select Oral Presentations: Clinical Highlights

LOTIS-7 Phase 1b study: ZYNLONTA plus glofitamab in relapsed or refractory LBCL Updated results from LOTIS-7 continue to demonstrate encouraging efficacy and safety findings with ZYNLONTA plus glofitamab, including in difficult-to-treat patient populations.

As of the June 15, 2026 data cutoff, at the ZYNLONTA 150 µg/kg starting dose + glofitamab:

•	Among 97 efficacy-evaluable patients, the overall response rate (ORR) was 88.7%, and the complete response rate (CRR) was 75.3%.

•	Patients had received a median of one prior treatment (range 1-5); 52.4% were primary refractory

•	In patients with primary refractory disease, ORR was 78.4% and CRR was 64.7%. Among patients previously treated with prior CAR-T therapy, ORR was 74.1% and CRR was 63.0%.

•	At a median follow-up of 10.35 months, median duration of response, duration of complete response and progression-free survival (PFS) had not been reached. The 12-month duration of complete response rate was 79.0%.

•	In an exploratory MRD analysis of 12 patients who achieved a complete response, 50% achieved undetectable MRD as early as Cycle 2, Day 1, and 11 had undetectable MRD at end of treatment.

•	Cytokine release syndrome (CRS) occurred in 32% of treated patients, predominantly Grade 1 (25.2%) or 2 (5.8%). One Grade 3 CRS event was reported, and no Grade 3 or higher ICANS events occurred. Three Grade 5 treatment-emergent adverse events were reported.

Authors conclude that the efficacy and safety findings support further investigation of ZYNLONTA plus glofitamab in a Phase 3 study.

Phase 2 IIT: Fixed-duration ZYNLONTA in relapsed or refractory marginal zone lymphoma

An investigator-led, multicenter Phase 2 study demonstrated high response rates and encouraging durability with fixed-duration ZYNLONTA in patients with relapsed or refractory MZL.

As of the July 1, 2026 data cutoff:

•	Among 43 efficacy-evaluable patients, ORR was 93% and CRR was 74.4%.

•	Patients had received a median of two prior treatments; 37% had primary refractory disease and 42% had experienced disease progression within 24 months of initial therapy.

•	At a median follow-up of 23.2 months, the two-year PFS rate was 90.8%.

•	The duration of response rate at 24 months was 90.9%.

•	Among 46 treated patients, adverse events (AEs) were predominantly Grade 1–2. Grade 3 AEs (36 events) were reported in 23 patients (50%), and Grade 4 AEs (5 events) in five patients (10.9%). The most common Grade 3 events included anemia (n=5), lung infections (n=5), elevated ALT (n=4), alkaline phosphatase (n=3) and AST (n=1). Grade 4 events included neutropenia (n=2), thrombocytopenia (n=2) and hyponatremia (n=1). Four patients required dose reductions.

Authors conclude that ZYNLONTA demonstrated clinically meaningful activity with robust and durable complete responses in relapsed or refractory MZL, characterizing the responses as comparable with those reported for recently approved CAR-T therapy.

Phase 3 LOTIS-5 study: ZYNLONTA plus rituximab versus R-GemOx in relapsed or refractory DLBCL

Full results from the randomized Phase 3 LOTIS-5 study of 420 patients demonstrated a statistically significant improvement in the primary endpoint of PFS with ZYNLONTA plus rituximab compared with R-GemOx.

As of the data cutoff of February 16, 2026:

•	Median PFS by independent review was 6.14 months with ZYNLONTA plus rituximab versus 4.73 months with R-GemOx (HR 0.73; 95% CI, 0.57–0.92; P=0.0083).

•	ORR was 58.1% versus 45.2%, and CRR was 39.5% versus 26.7%, respectively.

•	Median duration of complete response was 16.82 months versus 12.25 months. At 24 months, 48.5% versus 16.7% of patients who achieved a complete response remained in complete response.

•	No statistically significant difference in overall survival was observed between treatment arms.

•	Within the protocol-defined 105-day treatment-emergent adverse event reporting window, Grade 3 or higher events occurred in 74.0% versus 76.1% of patients, and Grade 5 events occurred in 13.2% versus 4.6%, respectively. Using a standard 30-day post-treatment window, Grade 5 events occurred in 1.5% versus 3.0%, respectively.

Authors conclude these findings establish ZYNLONTA plus rituximab as a standard treatment option in the second-line or later setting.

Presentation Details

Oral presentation details are as follows:

Abstract #	Title	Presentation Details	Presenter
#238

Loncastuximab Tesirine Consolidation After Short-Course R-BAC Induction in BTKi-Exposed R/R Mantle Cell Lymphoma: Primary Endpoint Analysis from the Phase II Column Trial from Fondazione Italiana Linfomi (FIL)

		Saturday, December 12, 2026 2:45 PM - 3:00 PM CT Location: New Orleans Theatre A	Rita Tavarozzi, MD, University of Eastern Piedmont, Alessandria, Italy and SCDU of Hematology, IRCCS SS Antonio e Biagio e Cesare Arrigo, Alessandria, Italy
#619	Updated Results from LOTIS-7: A Phase 1b Study Evaluating the Safety and Efficacy of Loncastuximab Tesirine in Combination with Glofitamab in Patients with Relapsed or Refractory Large B-Cell Lymphoma	Sunday, December 13, 2026 12:00 - 12:15 p.m. CT Location: New Orleans Theatre B	Juan P. Alderuccio, MD, Clinical Site Disease Group Leader, Lymphoma Section, at Sylvester Comprehensive Cancer Center, part of the University of Miami Miller School of Medicine, Miami, FL, USA
#783	Phase II Trial of Loncastuximab Tesirine (WM-NET1 Trial) in Patients with Relapsed/Refractory and High-Risk Waldenström Macroglobulinemia	Monday, December 14, 2026 11:00 - 11:15 AM CT Location: New Orleans Theatre B	Shayna Sarosiek, MD, Bing Center for Waldenström Macroglobulinemia, Division of Hematological Malignancies, Dana-Farber Cancer Institute, Boston, MA, USA

#784	Fixed-Duration Loncastuximab Tesirine Induces a High Rate of Complete and Durable Responses in Patients with Relapsed/Refractory Marginal Zone Lymphoma - Report of a Multicenter Phase II Study	Monday, December 14, 2026 11:15 - 11:30 a.m. CT Location: New Orleans Theatre B	Izidore S. Lossos, MD, Chief, Division of Hematology Lymphoma Section, Sylvester Comprehensive Cancer Center, part of the University of Miami Miller School of Medicine, Miami, FL, USA
#920	Results From the Phase 3 LOTIS-5 Study: Efficacy and Safety of Loncastuximab Tesirine plus Rituximab vs Immunochemotherapy (R-GemOx) in Patients with Relapsed or Refractory DLBCL	Monday, December 14, 2026 3:00 - 3:15 p.m. CT Location: New Orleans Theatre A	Mehdi Hamadani, MD, Division of Hematology and Oncology, Medical College of Wisconsin, Milwaukee, WI, USA

Conference Call Information

To access today’s conference call, please register here. The participant toll-free dial-in number is 1-800-836-8184 for North America and Canada. It is recommended that you join 10 minutes before the event, though you may pre-register at any time. A live webcast of the call will be available under "Events and Presentations" in the Investors section of the ADC Therapeutics website at ir.adctherapeutics.com. The archived webcast will be available for 30 days following the call.

About ZYNLONTA®

ZYNLONTA® is a CD19-directed antibody drug conjugate (ADC). Once bound to a CD19-expressing cell, ZYNLONTA is internalized by the cell, where enzymes release a pyrrolobenzodiazepine (PBD) payload. The potent payload binds to DNA minor groove with little distortion, remaining less visible to DNA repair mechanisms. This ultimately results in cell cycle arrest and tumor cell death.

The U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA) have approved ZYNLONTA (loncastuximab tesirine-lpyl) for the treatment of adult patients with relapsed or refractory (r/r) large B-cell lymphoma after two or more lines of systemic therapy, including diffuse large B-cell lymphoma (DLBCL) not otherwise specified (NOS), DLBCL arising from low-grade lymphoma and also high-grade B-cell lymphoma. The trial included a broad spectrum of heavily pre-treated patients (median three prior lines of therapy) with difficult-to-treat disease, including patients who did not respond to first-line therapy, patients refractory to all prior lines of therapy, patients with double/triple hit genetics and patients who had stem cell transplant and CAR-T therapy prior to their treatment with ZYNLONTA. This indication is approved by the FDA under accelerated approval and in the European Union under conditional approval based on overall response rate and continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial. Please see full prescribing information including important safety information about ZYNLONTA at www.ZYNLONTA.com.

ZYNLONTA is also being evaluated as a therapeutic option in combination studies in other B-cell malignancies and earlier lines of therapy.

About ADC Therapeutics

ADC Therapeutics (NYSE: ADCT) is a commercial-stage global leader and pioneer in the field of antibody drug conjugates (ADCs), transforming treatment for patients through our focused portfolio with ZYNLONTA® (loncastuximab tesirine-lpyl).

ADC Therapeutics' CD19-directed ADC ZYNLONTA received accelerated approval by the FDA and conditional approval from the European Commission for the treatment of relapsed or refractory diffuse large B-cell lymphoma after two or more lines of systemic therapy. ZYNLONTA is also in development in combination with other agents and in earlier lines of therapy.

Headquartered in Lausanne (Biopôle), Switzerland, with operations in New Jersey, ADC Therapeutics is focused on driving innovation in ADC development with specialized capabilities from clinical to manufacturing and commercialization. Learn more at adctherapeutics.com and follow us on LinkedIn.

Forward-Looking Statements

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "would", "expect", "intend", "plan", "anticipate", "believe", "estimate", "predict", "potential", "seem", "seek", "future", "continue", or "appear" or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to: the adequacy of the LOTIS-5 clinical trial data to support full regulatory approval and our ability to maintain accelerated approval in the United States and foreign jurisdictions for our product; our ability to identify and execute on potential regulatory and compendia pathways; the timing, content and outcome of meetings with and feedback or other communications provided by regulatory authorities including U.S. FDA including our ability to adequately address the serious concerns related to the LOTIS-5 trial results raised by the FDA at the recent pre-sBLA submission meeting; the timing, submission and outcome of an sBLA related to LOTIS-5 and potential approval; the actual and perceived benefit-risk profile for ZYNLONTA as studied in the LOTIS-5 trial; the assessment of the data from LOTIS-5 study, including additional analyses of outcomes observed for safety, efficacy and within key geographic regions and across certain patient sub-populations; the path for full regulatory approval for ZYNLONTA in the United States and foreign jurisdictions and into earlier lines of therapy; the timing and publication of the full LOTIS-7 trial data and potential NCCN compendia inclusion; future regulatory strategy for a Phase 3 trial for the combination of ZYNLONTA plus glofitamab and the timing and results of such trial; the timing and publication of the investigator-initiated trials studying FL and MZL and the potential NCNN compendia inclusion and regulatory  strategy and the future opportunity; the impact, if any, from the various abstracts and presentations at ASH; whether Tanabe’s marketing authorization application filed with Japan’s Ministry of Health for ZYNLONTA will be accepted, the timing and potential approval of the marketing authorization application for ZYNLONTA in Japan, the timing and payment of future regulatory and commercial milestones related to Japan, Nippon Shinyaku ability to successfully commercialize ZYNLONTA in Japan and the amount of future revenue in Japan and related payments to ADCT; our expected revenue growth in 2027 and the Company's ability to sustain or grow ZYNLONTA revenue in the future; our expected cash runway into 2029; changes in our regulatory and commercial strategy; the ability of our partners to commercialize ZYNLONTA in foreign markets, the timing and amount of future revenue and payments to us from such partnerships and their ability to obtain or maintain regulatory approval for ZYNLONTA® in foreign jurisdictions; the timing and results of the Company's future clinical trials and investigator initiated trials; the timing and outcome of regulatory submissions for the Company's products or product candidates; actions by the FDA or foreign regulatory authorities; projected revenue and expenses; the Company's indebtedness, including HealthCare Royalty Management and Blue Owl and Oaktree facilities, and the restrictions imposed on the Company's activities by such indebtedness, the ability to comply with the terms of the various agreements and repay such indebtedness and the significant cash required to service such indebtedness; our ability to effect the proposed amendments to the HCR agreement and the loan agreement; the Company's ability to obtain financial and other resources for its research, development, clinical, and commercial activities; uncertainties related to a potential change in domicile from Switzerland to Delaware, including the outcome of tax analyses associated with such redomiciliation, the receipt of requisite shareholder approval, and the ability to complete the redomiciliation on the anticipated terms and timeline, if at all; and the uncertainties of international trade policies, including tariffs, sanctions, trade barriers and most favored nation drug pricing and the potential impact they may have on our business, financial condition, and results of operations. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K and in the Company's other periodic and current reports and filings with the U.S. Securities and Exchange Commission. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document.

CONTACTS:

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Nicole Riley

ADC Therapeutics

Nicole.Riley@adctherapeutics.com

+1 862-926-9040